EXHIBIT 99.1

WESTMORELAND RESOURCE PARTNERS, LP 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Resource Partners, LP
Reports Second Quarter 2015 Results

Englewood, CO - July 24, 2015 - Westmoreland Resource Partners, LP (NYSE:WMLP) ("WMLP") today reported its results for the three and six months ended June 30, 2015, which include:

•	Adjusted EBITDA for the second quarter 2015 of $10.2 million, compared to $13.0 million in the second quarter 2014.

•	Distributable Cash Flow for the second quarter 2015 of $2.5 million, down from $3.8 million in the second quarter 2014.

•
Westmoreland Resources GP, LLC, general partner of WMLP, declared a cash distribution for all unitholders and warrant unitholders of $0.20 per unit for its second quarter ended June 30, 2015.  The distribution will be paid on August 14, 2015 to all unitholders and warrant unitholders of record as of the close of business on August 7, 2015.

•	Achieved a reportable incident rate of 0.65, 38.0% of the national surface coal reportable rate of 1.71, with no lost time.
Safety
During the three months ended June 30, 2015, WMLP continued to maintain reportable and lost time incident rates significantly below Appalachian Basin averages, as indicated in the table below.

	Three Months Ended June 30, 2015
	Reportable Rate	Lost Time Rate
WMLP Mines	0.65	—
National Surface Coal Average	1.71	1.19
Financial Results

	Three Months Ended June 30,
	2015	2014	Increase (Decrease)
	(in thousands)		$	%
Total Revenues	$59,515	$82,001	$(22,486)	(27.4)%
Net loss	(6,392)	(3,358)	(3,034)	(90.4)%
Adjusted EBITDA[1]	10,238	12,960	(2,722)	(21.0)%
Distributable Cash Flow[2]	2,512	3,833	(1,321)	(34.5)%
Tons sold - millions of equivalent tons	1.1	1.5	(0.4)	(26.7)%
1 The definition of Adjusted EBITDA, which is a non-GAAP financial measure, and a reconciliation thereof to Net Loss, a comparable GAAP financial measure, are included in a table presented near the end of this press release.
2Distributable cash flow is not defined in GAAP. Distributable cash flow is presented because it is helpful to management, industry analysts, investors, lenders and rating agencies in assessing our financial performance. A reconciliation thereof to Net Loss, a comparable GAAP financial measure, are included in a table presented near the end of this press release.

We reported total revenues of $59.5 million for the three months ended June 30, 2015, compared to $82.0 million for the three months ended June 30, 2014. The decrease of $22.5 million was principally due to decreased sales and production volumes following the new, lower production plan for the Ohio mines. The decrease in tons sold and produced resulted from a decrease in market demand.
We reported net loss of $6.4 million for the three months ended June 30, 2015, compared to $3.4 million for the three months ended June 30, 2014. Additionally, we reported Adjusted EBITDA of $10.2 million for the three months ended June 30, 2015, compared to $13.0 million for the three months ended June 30, 2014. The average coal sales price per ton sold increased by $0.74 to $53.23 per ton sold in the three months ended June 30, 2015 compared to $52.49 per ton sold in the three months ended June 30, 2014.
For the three months ended June 30, 2015 and 2014, our consolidated results include items that affect comparability of our results. The expense components of these items were as follows:

	Three Months Ended
	June 30,
	2015	2014
	(in thousands)
Restructuring expense	$103	$—
Kemmerer acquisition related costs	1,128	—
Impact	$1,231	$—
3Includes acquisition and transition costs included in cost of coal revenue related to the sale of inventory written up to fair value.
Restructuring Expense
Restructuring expense of $0.1 million for the three months ended June 30, 2015, related to severance expenses incurred in the closing of the corporate offices in Columbus, Ohio and the elimination of other nonessential roles.
Kemmerer acquisition related costs
In June 2015, we announced the acquisition of Westmoreland Kemmerer LLC ("Kemmerer") from Westmoreland Coal Company. For the three months ended June 30, 2015, we have incurred and expensed $1.1 million in acquisition related costs for various legal and investment banking expenses.
Business Update
Cash Distribution
Westmoreland Resources GP, LLC, general partner of WMLP, declared a cash distribution for all of our unitholders and warrant unitholders of $0.20 per unit for its second quarter ended June 30, 2015.  The distribution will be paid on August 14, 2015 to all unitholders and warrant unitholders of record as of the close of business on August 7, 2015.
This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of WMLP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, WMLP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Conference Call
A conference call regarding Westmoreland Resource Partners, LP's 2014 results will be held on July 24, 2015, at 10:00 a.m. Eastern Time. Call-in numbers are:
Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625) Participant Dial In (International): 201-689-8584
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About Westmoreland Resource Partners, LP
Westmoreland Resource Partners, LP is a low-cost producer of high-value thermal coal in Northern Appalachia. It markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts.
     For more information about Westmoreland Resource Partners, LP (NYSE: WMLP), please visit www.westmorelandmlp.com. Financial and other information about the Partnership is routinely posted on and accessible at www.westmorelandmlp.com.
Cautionary Note Regarding Forward-Looking Statements
Forward-looking statements are based on WMLP's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including WMLP's projections for 2015 performance. WMLP cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.
Any forward-looking statements made by WMLP in this news release speak only as of the date on which it was made. WMLP undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.
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Contact: Kevin Paprzycki (855) 922-6463